Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2026, with respect to the consolidated financial statements of Annexon, Inc. and subsidiary, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the base prospectus and the sales agreement prospectus.

/s/ KPMG LLP

San Francisco, California

March 30, 2026